S.M. DEAL & ASSOCIATES
                  PETROLEUM ENGINEERING
               P.0. BOX 1651 PARKERSBURG, WV 26102
                          304 - 428 3754



                         August 18, 1999

TRANS ENERGY, INC.
P. 0. BOX 393
2 1 0 SECOND STREET
ST. MARYS, WV 26170

Gentlemen:



This information concerns my gas reserve evaluation for your 27 wells at Sistersville, West Virginia, dated August 18, 1999.

I do not have any interests in the subject wells and leases nor in Trans Energy, Inc.

You may use this information for any S.E.C. purposes or any other purposed for your Company's business.


                                       Sincerely,



                                       Sam M. Deal, P.E.